                   EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT
                   -------------------------------------------



                  SUBSIDIARY                           STATE OF INCORPORATION
                  ----------                           ----------------------
      Morgan's Creative Restaurant Concepts, Inc.               Ohio
      Morgan's Restaurants of Ohio, Inc.                        Ohio
      Morgan's Restaurants of Pennsylvania, Inc.            Pennsylvania
      Morgan's Restaurants of West Virginia, Inc.           West Virginia
            (fka Morgan's Weirton Foods, Inc.)
      Morgan's Restaurants of New Jersey, Inc.               New Jersey
      Morgan's Foods of Missouri, Inc.                         Missouri
      Morgan's Restaurants of New York, Inc.                   New York
      Morgan's Tacos of Pennsylvania, Inc.                  Pennsylvania